Exhibit 99.1

Reinsurance Group of America, Incorporated 16600 Swingley Ridge Road, Chesterfield, Missouri, U.S.A. 63017-1706

Press Release

RGA Names Todd Larson as Chief Financial Officer; Jack Lay to Retire at End of 2016

St. Louis, Missouri, U.S.A., March 7, 2016 – Reinsurance Group of America, Incorporated (NYSE: RGA) announced today that Todd C. Larson, currently the company’s Executive Vice President and Chief Risk Officer, has been named Senior Executive Vice President and Chief Financial Officer, effective May 1, 2016. He will succeed Jack B. Lay, who will be 62 upon retirement at the end of the year. Lay has been instrumental in guiding the company’s finances since its initial public offering in 1993. Through the end of the year, Lay will retain oversight responsibility for the company’s investment function and will support the transition of the Chief Financial Officer responsibilities to Larson. Those responsibilities include oversight of RGA’s financial, treasury and capital management functions, as well as all aspects of internal and external financial reporting.

Larson, 52, joined RGA in 1995 as Vice President and Controller, and assumed additional responsibilities as RGA grew. As Executive Vice President, Corporate Finance and Treasurer, he was responsible for all external reporting, including filings to the Securities and Exchange Commission, regulatory filings, and the annual report to shareholders. Larson was also responsible for internal management of financial reporting for RGA’s various operating segments and subsidiaries, as well as the capital management and treasury functions. In his current position as Executive Vice President and Chief Risk Officer, he is responsible for global enterprise risk management. He received a Bachelor of Science degree in Accounting from Northern Illinois University and is a Certified Public Accountant.

A. Greig Woodring, RGA’s Chief Executive Officer, commented on the appointment, “Jack and I have worked together for over 20 years. He has acted as my close advisor and trusted partner in steering RGA toward major milestones, including RGA’s initial public offering, our global expansion in the years that followed, and most recently, our investment in a new global headquarters. Jack’s decision to retire in his 25th year with the company was reinforced by RGA’s strong financial condition and excellent strategic position at this time, and by his full confidence in Todd’s capabilities to assume this important role. I am proud of the strong leadership team RGA has developed. This enables us to ably transition critical positions like this to executives with significant experience and understanding of RGA’s unique and successful culture.”

Anna Manning, RGA’s President, added, “Todd has a wealth of industry and capital markets experience, and has been instrumental in sustaining RGA’s sound financial and capital management practices through all business cycles. Greig and I are very pleased to have a trusted and talented successor to the CFO role. I know Todd is the right person to partner with me as we build and execute our future strategies.”

About RGA

Reinsurance Group of America, Incorporated (NYSE: RGA), a FORTUNE 500 company, is among the leading global providers of life reinsurance and financial solutions, with approximately $3.0 trillion of life reinsurance in force and assets of $50.4 billion as of December 31, 2015. Founded in 1973, today RGA is widely recognized for its deep technical expertise in risk and capital management, innovative solutions, and commitment to serving its clients. From its headquarters in St. Louis, Missouri and operations in 26 countries, RGA delivers expert solutions in individual life reinsurance, individual living benefits reinsurance, group reinsurance, health reinsurance, facultative underwriting, product development, and financial solutions.To learn more about RGA and its businesses, visit the company’s website at www.rgare.com.

For further information, please contact:

Jeff Hopson

Senior Vice President, Investor Relations

(636) 736-2068

jhopson@rgare.com

Sally Smith

Vice President, Corporate Communications

(636) 736-8167

ssmith@rgare.com

Lynn Phillips

Executive Director, Public Relations

(636) 736-2351

lphillips@rgare.com